UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 8, 2013

UNITED STATIONERS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10653	36-3141189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Parkway North Blvd. Suite 100 Deerfield, Illinois		60015-2559
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (847) 627-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On July 8, 2013, United Stationers Inc. (the “Registrant”) and its wholly-owned subsidiary, United Stationers Supply Co. (“USSC”), entered into a Fourth Amended and Restated Five-Year Revolving Credit Agreement (the “2013 Credit Agreement”) with JPMorgan Chase Bank, National Association, as Agent, and the lenders identified therein. The 2013 Credit Agreement amended and restated the Third Amended and Restated Five-Year Revolving Credit Agreement entered into on September 21, 2011 (as amended, the “Prior Agreement”) and extends the maturity date of the loan agreement to July 6, 2018.

The 2013 Credit Agreement provides for a revolving credit facility with an aggregate committed principal amount of $700 million. The 2013 Credit Agreement also provides for the issuance of letters of credit. Subject to the terms and conditions of the 2013 Credit Agreement, USSC may seek additional commitments to increase the aggregate committed principal amount to a total amount of $1.05 billion, a $50 million increase over the maximum under the Prior Agreement.

Amounts borrowed under the 2013 Credit Agreement are secured by substantially all of the Registrant’s assets, other than real property and certain accounts receivable. Borrowings under the 2013 Credit Agreement will bear interest at LIBOR for specified interest periods or at the Alternate Base Rate (as defined in the 2013 Credit Agreement), plus, in each case, a margin determined based on the Registrant’s permitted debt to EBITDA ratio calculated as provided in Section 6.20 of the 2013 Credit Agreement (the “Leverage Ratio”). Depending on the Registrant’s Leverage Ratio, the margin on LIBOR-based loans ranges from 1.00% to 2.00% and on Alternate Base Rate loans ranges from 0.00% to 1.00%. Based on the Registrant’s current Leverage Ratio, the applicable margin for LIBOR-based loans would be 1.375% and for Alternate Base Rate loans would be 0.375%. In addition, the USSC is required to pay the lenders a fee on the unutilized portion of the commitments under the 2013 Credit Agreement at a rate per annum between 0.15% and 0.35%, depending on the Registrant’s Leverage Ratio. The 2013 Credit Agreement contains representations and warranties, covenants and events of default that are customary for facilities of this type.

In connection with the 2013 Credit Agreement, the Registrant and 10 of its wholly-owned subsidiaries—United Stationers Management Services LLC (“USMS”), United Stationers Financial Services LLC (“USFS”), Lagasse, LLC (“Lagasse”), ORS Nasco, LLC (“ORS”), MBS Dev, Inc. (“MBS”), Oklahoma Rig, Inc. (“Rig”), Oklahoma Rig & Supply Co. Trans., Inc. (“Trans”), O.K.I. Supply, LLC (“OKI Supply”), O.K.I. Data, Inc. (“OKI Data”), and OKI Middle East Holding Co. (“OKI Holding”) and, with the Registrant, USMS, USFS, Lagasse, ORS, MBS, Rig, Trans, OKI Supply, OKI Data and OKI Holding, (the “Guarantors”)—executed an Amended and Restated Guaranty (the “Amended Guaranty”) in favor of the lenders under the 2013 Credit Agreement. The Amended Guaranty amended and restated the Guaranty executed by the Guarantors in favor of the lenders under prior credit agreements.

Also in connection with the 2013 Credit Agreement, USSC and the Guarantors signed a document (the “Reaffirmation”) reaffirming security interests they had granted the lenders in substantially all their assets, other than owned real property and certain accounts receivable.

The Registrant will file copies of the 2013 Credit Agreement, the Amended Guaranty and the Reaffirmation as exhibits to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Registrant’s entry into the Fourth Amended and Restated Five-Year Revolving Credit Agreement provided under Item 1.01 above is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED STATIONERS INC. (Registrant)

Dated: July 12, 2013	/s/ Fareed A. Khan
Fareed A. Khan
Senior Vice President and Chief Financial Officer